Exhibit 99.1

Bluejay Diagnostics Provides Corporate Update and 2026 Strategic Outlook

ACTON, Mass., March 6, 2026 — Bluejay Diagnostics, Inc. (NASDAQ: BJDX) (“Bluejay” or the “Company”), a medical diagnostics company developing rapid near-patient tests to improve patient outcomes in critical care settings, today provided a corporate update highlighting recent progress and its planned strategic trajectory through 2026.

Operational and Clinical Progress

Bluejay continues to advance its Symphony™ platform, including the Company’s lead product candidate for the rapid measurement of Interleukin-6 (IL-6) to support sepsis risk assessment and critical-care decision making.

The Company confirmed that its SYMON™ II clinical study is progressing as planned, with ongoing site activities and enrollment consistent with internal timelines. Data generated from this study is intended to support the Company’s regulatory strategy. Due to regulatory considerations, including FDA requirements and disclosure constraints, Bluejay may be limited in its ability to release detailed clinical data prior to regulatory submission; however, the Company intends to provide appropriate updates in accordance with the analysis of primary end points with the study’s statistical analysis plan.

Manufacturing and Commercial Readiness

Bluejay continues to execute its manufacturing readiness strategy, including scale-up activities designed to support both clinical and future commercial production. Key supply-chain initiatives and process validation efforts remain on track, positioning the Company for planned regulatory submission and subsequent commercialization readiness.

The Company has achieved meaningful progress in critical raw materials, antibody supply, cartridge manufacturing preparation, and external manufacturing coordination, which collectively reduce historical supply-chain risk and support long-term scalability.

Corporate and Capital Structure Update

During February 2026, the Company announced the full exercise of previously issued prefunded warrants. These exercises represented the conversion of existing instruments into common shares and did not create incremental dilution beyond the Company’s previously disclosed fully diluted share structure.

Following these exercises, the Company has approximately 972,000 shares of common stock outstanding, in addition to outstanding cash-exercisable warrants with strike prices above current trading levels.

The Company expects to report $5.2 million in cash and cash equivalents and $6.0 million in stockholders’ equity as of December 31, 2025, following successful completion of a $3.8 million warrant-inducement financing in April 2025 and an additional $4.5 million PIPE financing in October 2025. The Company incurred net losses of approximately $6.8 million for the fiscal year ended December 31, 2025.

2026 Strategic Priorities

Through 2026, Bluejay’s primary strategic focus areas include:

•	Completion and execution of the SYMON™ II study and advancement toward regulatory submission
•	Continued manufacturing scale-up and operational readiness for commercialization
•	Strengthening supply-chain robustness and production capacity
•	Advancement of Symphony™ platform capabilities
•	Ongoing engagement with investors, scientific conferences, and strategic partners
•	Raising additional capital as part of the Company’s expectation that it will need to raise at least $20 million of further capital through the end of the 2027 fiscal year, which it hopes to do in various tranches.

 The Company expects to provide updates through press releases, conference participation, and other investor communications as milestones are achieved or material developments occur.

Management Commentary

“Bluejay continues to execute against its core clinical, operational, and regulatory priorities,” said Neil Dey, Chief Executive Officer of Bluejay Diagnostics. “Our focus through 2026 remains disciplined — advancing clinical validation, preparing manufacturing for commercialization, and positioning the Symphony platform to deliver meaningful value for patients, clinicians, and shareholders.”

About Bluejay Diagnostics:

Bluejay Diagnostics, Inc. is a medical diagnostics company focused on improving patient outcomes using its Symphony System, a cost-effective, rapid, near-patient testing system for sepsis triage and monitoring of disease progression. Bluejay does not yet have regulatory clearance for the Symphony System, and we will need to receive regulatory authorization from the U.S. Food and Drug Administration before Symphony can be marketed as a diagnostic product in the United States. Bluejay’s first product candidate, an IL-6 Test for sepsis, is designed to provide accurate, reliable results in approximately 20 minutes from ’sample-to-result’ to help medical professionals make earlier and better triage/treatment decisions. More information is available at www.bluejaydx.com.

Forward-Looking Statements:

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Litigation Reform Act. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “suggest,” “will,” and similar expressions. The Company has based these forward-looking statements on its current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements the Company makes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including market and other conditions and those discussed under item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. You should not place undue reliance on these forward-looking statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may not occur or may be materially different from any future results or performance suggested by the forward-looking statements in this release. This press release speaks as of the date indicated above. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any future changes in the Company’s expectations of results or any future change in events, except as required by law.

Investor Contact:

Neil Dey

Bluejay Diagnostics, Inc.

neil.dey@bluejaydx.com

978-631-0310

Website: www.bluejaydx.com